Exhibit 4

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the Statement on Schedule 13D, dated February 19, 2010 (the “Schedule 13D”), with respect to the common stock of Chattem, Inc. is, and any amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the dates written below.

SANOFI-AVENTIS

By:	/s/ Jérôme Contamine
Name:	Jérôme Contamine
Title:	Executive Vice President, Chief Financial Officer
Date:	February 19, 2010

RIVER ACQUISITION CORP.

By:	/s/ John Spinnato
Name:	John Spinnato
Title:	Secretary
Date:	February 19, 2010

SANOFI-AVENTIS AMÉRIQUE DU NORD S.N.C.

By:	/s/ Jean-Luc Renard
Name:	Jean-Luc Renard
Title:	Manager
Date:	February 19, 2010

AVENTIS INC.

By:	/s/ John Spinnato
Name:	John Spinnato
Title:	Authorized Signatory
Date:	February 19, 2010